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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                  SCHEDULE TO
                                 (RULE 14D-100)
       TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1) OR 13(E)(1) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                            BRISTOL HOTELS & RESORTS
                           (Name of Subject Company)

                            BHR NORTH AMERICA, INC.
                               BASS AMERICA, INC.
                                    BASS PLC
                                   (Bidders)

                         COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                   110041100
                     (Cusip Number of Class of Securities)
                           --------------------------

                                JAMES L. KACENA
                          BASS HOTELS & RESORTS, INC.
                         THREE RAVINA DRIVE, SUITE 2900
                             ATLANTA, GEORGIA 30346
                           TELEPHONE: (770) 604-2000
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                and Communications on Behalf of Filing Persons)

                                   COPIES TO:
                                PAUL R. KINGSLEY
                             DAVIS POLK & WARDWELL
                              450 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                           TELEPHONE: (212) 450-4000

                           CALCULATION OF FILING FEE

                 TRANSACTION VALUATION*                                     AMOUNT OF FILING FEE
                      $163,612,866                                                $32,722

* Calculated by multiplying $9.50, the per share tender offer price, by 15,995,057, the sum of the number of shares of Common Stock sought in the Offer and the 1,227,350 shares of Common Stock subject to options that will be vested and exercisable as of the date of the Closing of the Offer.

**  Calculated as 1/50 of 1% of the transaction value.

/ / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:        Not applicable.                 Filing Party:  Not applicable.
Form or Registration No.:      Not applicable.                 Date Filed:    Not applicable.

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

    /X/  third-party tender offer subject to Rule 14d-1.

    / /  issuer tender offer subject to Rule 13e-4.

    /X/  going-private transaction subject to Rule 13e-3.

    / /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer. / /

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                                  TENDER OFFER

    This Tender Offer Statement and Schedule 13E-3 Transaction Statement on Schedule TO (the "Schedule TO") relates to an offer by BHR North America, Inc., a Delaware corporation (the "Purchaser") and an indirect, wholly owned subsidiary of Bass PLC, a corporation organized under the laws of England and Wales ("Parent"), to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares") of Bristol Hotels & Resorts, a Delaware corporation (the "Company"), at $9.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, copies of which are attached hereto as Exhibits (a)(1) and (a)(2) (which are herein collectively referred to as the "Offer").

    The information in the Offer to Purchase, including all schedules and annexes thereto, is hereby expressly incorporated herein by reference in response to all the items of this Schedule TO, except as otherwise set forth below.

ITEM 12. MATERIALS TO BE FILED AS EXHIBITS.

(a)(1)  Offer to Purchase dated March 6, 2000.
(a)(2)  Letter of Transmittal.
(a)(3)  Notice of Guaranteed Delivery.
(a)(4)  Letter to Brokers, Dealers, Commercial Banks, Trust
        Companies and Other Nominees.
(a)(5)  Letter to Clients for Use by Brokers, Dealers, Commercial
        Banks, Trust Companies and Other Nominees.
(a)(6)  Guidelines for Certification of Taxpayer Identification
        Number on Substitute Form W-9.
(a)(7)  Summary Advertisement dated March 6, 2000.
(b)     Not applicable.
(c)(1) Opinion of Prudential Securities Incorporated to the Board of Directors of the Company, dated February 27, 2000
        (included as Annex A of the Offer to Purchase filed herewith as Exhibit (a)(1)).
(d)(1) Agreement and Plan of Merger, dated as of February 28, 2000, by and among the Company, Parent and Purchaser (included as Annex B of the Offer to Purchase filed herewith as Exhibit (a)(1)).
(d)(2) Stockholder Agreement, dated as of February 28, 2000, by and among Purchaser, Parent and United/Harvey Holdings, L.P.
        (included as Annex C of the Offer to Purchase filed herewith as Exhibit (a)(1)).
(d)(3)  Registration Rights Agreement among the Company, Bass
        America, Inc., Holiday Corporation and United/Harvey
        Holdings, L.P. (incorporated herein by reference to Exhibit 4.1 of the Company's Registration Statement on
        Form 10 (Commission File No. 1-14047)).
(d)(4)  Form of Stockholders' Agreement among the Company, Holiday
        Corporation, Bass America, Inc., Parent and United/Harvey
        Holdings, L.P. (incorporated herein by reference to Exhibit 4.2 of the Company's Registration Statement on
        Form 10 (Commission File No. 1-14047)).
(d)(5) Hotel Properties Agreement between Holiday Hospitality and the Company (incorporated herein by reference to Exhibit 10.2 of the Company's Registration Statement on
        Form 10 (Commission File No. 1-14047)).
(e)     Not applicable.
(f)(1)  Section 262 of the Delaware General Corporation Law
        (included as Annex D of the Offer to Purchase filed herewith as Exhibit (a)(1)).
(g)     Not applicable.
(h)     Not applicable.
(i)(1) Power of Attorney, dated February 28, 2000 (incorporated herein by reference to Exhibit 8 of Bass America, Inc.'s
        Amendment No. 1 to Schedule 13D, as filed on the Company,
        February 29, 2000).

                                       2
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                                   SIGNATURES

    After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 6, 2000

                                                       BHR NORTH AMERICA, INC.

                                                       By:               /s/ THOMAS ARASI
                                                            -----------------------------------------
                                                                        Name: Thomas Arasi
                                                                        Title:  President

                                                       BASS AMERICA, INC.

                                                       By:            /s/ ANDREW F. SIMPSON
                                                            -----------------------------------------
                                                                     Name: Andrew F. Simpson
                                                                        Title:  President

                                                       BASS PLC

                                                       By:               /s/ THOMAS ARASI
                                                            -----------------------------------------
                                                                        Name: Thomas Arasi
                                                                     Title:  Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT NO.
-----------
               (a)(1)   Offer to Purchase dated March 6, 2000.

               (a)(2)   Letter of Transmittal.

               (a)(3)   Notice of Guaranteed Delivery.

               (a)(4)   Letter to Brokers, Dealers, Commercial Banks, Trust
                        Companies and Other Nominees.

               (a)(5)   Letter to Clients for Use by Brokers, Dealers, Commercial
                        Banks, Trust Companies and Other Nominees.

               (a)(6)   Guidelines for Certification of Taxpayer Identification
                        Number on Substitute Form W-9.

               (a)(7)   Summary Advertisement dated March 6, 2000.